                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

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Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Revised Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                  Textron Inc.
                (Name of Registrant as Specified In Its Charter)

                                  Textron Inc.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

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

                                 [Textron Logo]

                            ------------------------
                            NOTICE OF ANNUAL MEETING
                            ------------------------

To The Shareholders of Textron Inc.:

     The 1998 annual meeting of shareholders of Textron Inc. will be held on Wednesday, April 22, 1998, at 10:30 a.m. AT THE RHODE ISLAND CONVENTION CENTER, ONE SABIN STREET, PROVIDENCE, RHODE ISLAND for the following purposes:

          1. To elect four directors in Class II for a term of three years in accordance with Textron's By-Laws (Item 1).

          2. To ratify the appointment of Ernst & Young LLP as Textron's independent auditors for 1998, which is RECOMMENDED by the Board of Directors (Item 2).

          3. To consider and act upon two shareholder proposals set forth in the accompanying Proxy Statement, which are OPPOSED by the Board of Directors (Items 3 and 4).

          4. To transact such other business as may properly come before the meeting.

     You are entitled to vote all shares of Common and Preferred Stock registered in your name at the close of business on February 27, 1998. If you attend the meeting and desire to vote in person, your proxy will not be used. If your shares are held in the name of your broker or bank and you wish to attend the meeting in person, you should request your broker or bank to issue you a proxy covering your shares.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS SOON AS POSSIBLE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

     A list of shareholders entitled to vote at the 1998 annual meeting will be open to examination by any shareholder, for any purpose germane to the meeting, for ten days prior to the meeting at Textron's corporate office, 40 Westminster Street, Providence, Rhode Island 02903.

                                       /s/ James F. Hardymon
                                            James F. Hardymon
                                            Chairman and
                                            Chief Executive Officer

Providence, Rhode Island
March 11, 1998

                                  TEXTRON INC.

                                PROXY STATEMENT

GENERAL

     This Proxy Statement, which is being mailed on or about March 11, 1998, to each person entitled to receive the accompanying Notice of Annual Meeting, is furnished in connection with the solicitation by the Board of Directors of Textron Inc. of proxies to be voted at the annual meeting of shareholders to be held on April 22, 1998, and at any adjournments thereof. Textron's principal executive office is located at 40 Westminster Street, Providence, Rhode Island 02903.

     All shareholders of record at the close of business on February 27, 1998, will be entitled to vote. As of February 27, 1998, Textron had outstanding 163,079,162 shares of Common Stock; 198,713 shares of $2.08 Cumulative Convertible Preferred Stock, Series A; and 91,803 shares of $1.40 Convertible Preferred Dividend Stock, Series B (preferred only as to dividends), each of which is entitled to one vote with respect to each matter to be voted upon at the meeting.

                             ELECTION OF DIRECTORS

     The Board of Directors is composed of three classes of directors, designated Class I, Class II and Class III. One class of directors is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified. It is the intention of the persons named in the accompanying proxy, unless otherwise instructed, to vote to elect Paul E. Gagne, James F. Hardymon, Dana G. Mead and Thomas B. Wheeler to Class II. Each nominee presently serves as a director of Textron. Information is furnished below with respect to each nominee for election and each director continuing in office.

                             NOMINEES FOR DIRECTOR

                CLASS II -- NOMINEES FOR TERMS EXPIRING IN 2001

(Photo of Paul E. Gagne)

                  PAUL E. GAGNE                              DIRECTOR SINCE 1995

                      Mr. Gagne, 51, was President and chief executive officer
                  of Avenor Inc., a forest products company. He joined Avenor in 1981, became President and chief operating officer in 1990 and assumed the additional position of chief executive officer in 1991. Mr. Gagne served in that capacity until November 1997, when he left the Company. He is a director of Inmet Mining Corporation, Wajax Limited and Celanese Canada Limited. He is a member of the board of the C.D. Howe Institute and the Conference Board of Canada.

(Photo of James F. Hardymon)

                  JAMES F. HARDYMON                          DIRECTOR SINCE 1989

                      Mr. Hardymon, 63, is Chairman and chief executive officer
                  of Textron. He joined Textron in 1989 as President and chief operating officer, became chief executive officer in 1992, assumed the additional title of Chairman in 1993 and relinquished the title of President to Lewis B. Campbell in 1994. Prior to joining Textron, Mr. Hardymon was President, chief operating officer and a director of Emerson Electric Co., a global manufacturer of electrical and electronic products and systems. Mr. Hardymon is a director of Avco Financial Services, Inc., Air Products and Chemicals, Inc., Fleet Financial Group, Inc. and Schneider SA. He is a trustee of the University of Kentucky and a member of the board of the National Association of Manufacturers.

--------------------------------------------------------------------------------

(Photo of Dana G. Mead)

                  DANA G. MEAD                               DIRECTOR SINCE 1996

                      Mr. Mead, 62, is Chairman and chief executive officer of
                  Tenneco Inc., a global manufacturing company that owns and manages businesses in two sectors: automotive parts and packaging. He joined the company as President and chief operating officer in 1992 and assumed his current position in 1994. Prior to joining Tenneco, Mr. Mead was Executive Vice President and a director of International Paper Company, a manufacturer of paper, pulp and wood products. Mr. Mead is also a director of Pfizer Inc., the Zurich Insurance Group and Unisource Worldwide, Inc. in addition to Newport News Shipbuilding Inc., a former Tenneco subsidiary. Mr. Mead is the past U.S. Business Chairman of the Transatlantic Business Dialogue, Chairman of The Citizens Democracy Corps, a lifetime trustee of the West Point Association of Graduates and a member of the M.I.T. Corporation. He was the 1995-1996 Chairman of the National Association of Manufacturers and chairs its Finance Committee. Mr. Mead is also a Presidential Commissioner on White House Fellowships.

--------------------------------------------------------------------------------

(Photo of Thomas B. Wheeler)

                  THOMAS B. WHEELER                          DIRECTOR SINCE 1993

                      Mr. Wheeler, 61, is Chairman and chief executive officer
                  of Massachusetts Mutual Life Insurance Company. He was a member of the Massachusetts Mutual field sales force from 1962 to 1983, served as Executive Vice President of Massachusetts Mutual's insurance and financial management line from 1983 to 1986, became President and chief operating officer in 1987 and President and chief executive officer in 1988. He assumed his current position in 1996. He is a director of The Bank of Boston Corporation and Chairman of Oppenheimer Acquisition Corp. and David L. Babson & Co. Inc. Mr. Wheeler is Chairman of Jobs for Massachusetts and Springfield College and a trustee of the Basketball Hall of Fame and the Springfield Orchestra Association.

                         DIRECTORS CONTINUING IN OFFICE

                       CLASS III -- TERMS EXPIRE IN 1999

(Photo of H. Jesse Arnelle)

                  H. JESSE ARNELLE                           DIRECTOR SINCE 1993

                      Mr. Arnelle, 64, was a senior partner in the law firm of
                  Arnelle, Hastie, McGee, Willis & Greene, San Francisco, with which he had been associated from 1985 through his retirement in 1996. Following his retirement, he became Of Counsel to the North Carolina law firm of Womble, Carlyle, Sandridge & Rice. Mr. Arnelle is a director of FPL Group, Inc., Wells Fargo & Company and Wells Fargo Bank, N.A., WMX Technologies, Inc., Eastman Chemical Corporation, Armstrong World Industries and Union Pacific Resources, Inc. Mr. Arnelle is the immediate past Chairman of the Board of Trustees of Pennsylvania State University and a director of the National Football Foundation and College Hall of Fame.

--------------------------------------------------------------------------------

(Photo of Brian H. Rowe)

                  BRIAN H. ROWE                              DIRECTOR SINCE 1995

                      Mr. Rowe, 66, is the retired Chairman and now a consultant of GE Aircraft Engines, General Electric Company, a manufacturer of combustion turbine engines for aircraft, marine and industrial applications, and Executive Vice Chairman of American Regional Aircraft Industry, Inc. He joined General Electric in 1957, became President and chief executive officer of GEAE in 1979 and Chairman in 1993, serving in that capacity until his retirement in 1994. Mr. Rowe is a director of Atlas Air, Inc., B/E Aerospace, Canadian Marconi, Fifth Third Bank, Stewart & Stevenson Services, Inc. and Cincinnati Bell Inc.

--------------------------------------------------------------------------------

(Photo of Sam F. Segnar)

                  SAM F. SEGNAR                              DIRECTOR SINCE 1982

                      Mr. Segnar, 70, is the retired Chairman and chief
                  executive officer of Enron Corporation and former Chairman of the Board of Vista Chemical Co. and Collecting Bank, N.A., Houston, TX. Mr. Segnar is a director of Seagull Energy Corporation, Gulf States Utilities Company and Mapco Inc. and an advisory director of Pilko and Associates Inc. He is a trustee of the John Cooper School, the Texas A&M Institute of Bio-Science and Technology and the Texas A&M School of Business Administration. He is a member of the National Advisory Board of The First Commercial Bank Corporation, Little Rock, AR.

--------------------------------------------------------------------------------

(Photo of Jean Head Sisco)

                  JEAN HEAD SISCO                            DIRECTOR SINCE 1975

                      Mrs. Sisco, 72, is a partner in the international trade
                  consulting firm of Sisco Associates. She is a director of The Neiman Marcus Group, Inc., Newmont Gold Company, Newmont Mining Corporation, Chiquita Brands International, Inc., K-Tron International, Inc. and American Funds -- Series I. She held various executive offices with the Washington, D.C. department store chain of Woodward & Lothrop from 1950 to 1974. She served as a consultant on governmental and public affairs to the American Retail Federation from 1974 to 1977. She is Treasurer of Reading is Fundamental, past Chairman and a director of the National Association of Corporate Directors and Chairman of the Leadership Foundation of the International Women's Forum.

(Photo of Martin D. Walker)

                  MARTIN D. WALKER                           DIRECTOR SINCE 1986

                      Mr. Walker, 65, is the retired Chairman of M. A. Hanna
                  Company, an international specialty chemicals company. He joined the company in 1986 as Chairman and chief executive officer, relinquished the title of chief executive officer in January 1997 and retired in July of that year. He is currently Principal of Morwal Investments, a private investment firm. Mr. Walker is a director of Comerica, Inc., The Reynolds and Reynolds Company, The Timken Company, The Goodyear Tire & Rubber Co., M. A. Hanna Company, Lexmark International and Meritor Automotive Inc.

--------------------------------------------------------------------------------

                        CLASS I -- TERMS EXPIRE IN 2000

(Photo of Teresa Beck)

                  TERESA BECK                                DIRECTOR SINCE 1996

                      Ms. Beck, 43, is chief financial officer and a member of
                  the Executive Council of American Stores Company, one of the nation's largest food and drug retailers. She joined American Stores Company in 1982, was named Senior Vice President of Finance and Assistant Secretary in 1989, became Executive Vice President, Administration in 1992 and served as Executive Vice President, Finance from 1994 until assuming her current position in 1995. She is a member of the Board of Directors of The Children's Center (Utah) and the Utah Partnership for Educational and Economic Development, Inc.

--------------------------------------------------------------------------------

(Photo of Lewis B. Campbell)

                  LEWIS B. CAMPBELL                          DIRECTOR SINCE 1994

                      Mr. Campbell, 51, is President and chief operating officer of Textron. He joined Textron in 1992 as Executive Vice President and chief operating officer and assumed his present position in 1994. Prior to joining Textron he was a Vice President of General Motors Corporation and General Manager of its GMC Truck Division. Mr. Campbell is a director of Avco Financial Services, Inc. and Citizens Financial Group, Inc.

--------------------------------------------------------------------------------

(Photo of R. Stuart Dickson)

                  R. STUART DICKSON                          DIRECTOR SINCE 1984

                      Mr. Dickson, 68, was Chairman of the Board of Ruddick
                  Corporation, a diversified holding company with interests in industrial sewing thread and regional supermarkets, from 1968 until 1994. Mr. Dickson currently serves as Chairman of the Ruddick Executive Committee. Mr. Dickson is a director of Ruddick Corporation, First Union Corporation, PCA International, United Dominion Industries and Dimon Incorporated. He is Chairman of the Charlotte-Mecklenburg Hospital Authority and a trustee of Davidson College.

(Photo of John D. Macomber)

                  JOHN D. MACOMBER                           DIRECTOR SINCE 1993

                      Mr. Macomber, 70, is Principal of JDM Investment Group, a
                  private investment firm. He joined the firm as Principal in 1992. He served as Chairman and President of the Export-Import Bank of the United States from 1989 to 1992. Mr. Macomber was chief executive officer of Celanese Corporation, a diversified chemical company, from 1977 to 1986 and also served as Chairman from 1980 to 1986. He is a director of Bristol Myers Squibb Co., The Brown Group, Inc., Lehman Brothers Holdings Inc., Mettler-Toledo International Inc., Pilkington Ltd. and Xerox Corporation. Mr. Macomber is Chairman of the Council for Excellence in Government and a trustee of the Carnegie Institute of Washington and The Folger Library. He is Vice Chairman of The Atlantic Council of the United States and a director of the National Campaign to Prevent Teen Pregnancy, The French-American Foundation and the National Executive Services Corps.

--------------------------------------------------------------------------------

(Photo of John W. Snow)

                  JOHN W. SNOW                               DIRECTOR SINCE 1991

                      Mr. Snow, 58, is Chairman, President and chief executive
                  officer of CSX Corporation, an international transportation company that offers a variety of rail, container-shipping, trucking and barge services. He joined a predecessor company of CSX Corporation in 1977 as Vice President-Government Affairs, became President and a director of CSX Corporation in 1988, chief executive officer in 1989 and Chairman in 1991. Mr. Snow is a director of USX Corporation and Circuit City Stores, Inc. He is a member of the Business Roundtable, the Executive Committee of the Business Council and the board of trustees of The Johns Hopkins University.

THE BOARD OF DIRECTORS

     Meetings and Organization

     During 1997, the Board of Directors met eight times. The Executive Committee of the Board did not meet during 1997. The Board has standing Audit, Nominating and Board Affairs, Organization and Compensation, and Pension committees.

     Compensation of Directors

     For their service on the Board, non-employee directors are paid an annual retainer of $41,000 plus $1,200 for each meeting of the Board attended. Non-employee directors who serve on the Executive Committee or one of the standing committees receive $1,200 for each committee meeting attended; and the chairman of each standing committee receives an additional $5,000 per year.

     Textron maintains a deferred income plan for non-employee directors under which they may defer all or part of their cash compensation until retirement from the Board. Deferrals are made either into an interest bearing account or into an account consisting of Textron stock units, which are equivalent in value to Textron Common Stock. Directors must defer a minimum of $16,000 of their annual retainer into the stock unit account. At the end of each calendar quarter, Textron will contribute to the stock unit account an additional amount equal to 25% of the amount deferred by the director into this account during the quarter. One half of this additional amount will vest on December 31 of the year in which payment was deferred and one half on the next December 31. Textron also credits dividend equivalents to the stock unit account. In addition, once a year, on April 30, Textron will contribute to the stock unit account an amount equal to 20% of the then current annual retainer to each director who is serving as a director on the date of Textron's annual meeting of shareholders and has been a director for more than three months.

     Each non-employee director has received 1,000 restricted shares of Textron Common Stock. Except in the case of the director's death or disability or a change in control of Textron (as described below under the heading "Employment Contracts and Change In Control Arrangements" on page 18 of this Proxy Statement), the director may not sell or transfer the shares until he or she has completed all of his or her successive terms as a director and at least five years of Board service.

     Employee directors do not receive fees or other compensation for their service on the Board or its committees. Each member of the Board is reimbursed for expenses incurred in connection with each Board or committee meeting attended.

     As part of Textron's overall support for charitable institutions and to provide an additional source of funding for the Textron Charitable Trust (the "Charitable Trust"), Textron established a program under which it will contribute up to $1,000,000 to the Charitable Trust on behalf of each director upon his or her death, and the Charitable Trust will donate 50% of that amount in accordance with the director's recommendation among up to five charitable organizations. Payment of the contributions will ultimately be recovered from life insurance policies that Textron maintains on the directors for this purpose. The directors will not receive any financial benefit from this program since the insurance proceeds and charitable deductions accrue solely to Textron. The overall program will not result in a material cost to Textron.

     Audit Committee

     The Audit Committee recommends to the Board the selection of independent auditors to conduct the annual audit of Textron's financial statements; reviews the scope and costs of the audit plans of the independent auditors and internal auditors and the scope and costs of non-audit services provided by the independent auditors; reviews with management and the independent auditors Textron's annual financial statements; reviews Textron's compliance programs; and reviews with management, the independent auditors and the internal auditors, Textron's internal accounting controls. The Audit Committee is available to meet privately and separately with the independent auditors and the internal auditors without management being present. The following five non-employee directors presently comprise the Audit Committee: Mrs. Sisco (Chairman), Ms. Beck, Mr. Dickson, Mr. Gagne and Mr. Wheeler. During 1997, the Audit Committee met five times. Various members of management are regularly invited to be present at Audit Committee meetings. The Vice President-Audit and Business Ethics has direct access to the Audit Committee and to Textron's chief executive officer.

     Nominating and Board Affairs Committee

     The Nominating and Board Affairs Committee reviews the qualifications of, and recommends to the Board, individuals for nomination by the Board as directors of Textron. Textron's By-Laws contain a provision which imposes certain requirements upon nominations for directors other than those made by the Board. In making its recommendations to the Board, the Nominating and Board Affairs Committee will consider suggestions regarding possible candidates from a variety of sources, including shareholders. Shareholders wishing to recommend individuals as candidates for nomination by the Board should submit their recommendations in writing by December 1 of the year preceding the annual meeting of shareholders to the Nominating and Board Affairs Committee, c/o the Secretary of Textron, along with a description of the proposed candidate's qualifications and other pertinent biographical information, as well as a written consent from the proposed candidate. In addition, the Nominating and Board Affairs Committee conducts reviews and makes recommendations to the Board on the organization of the Board, Board compensation, overall performance of the Board and other matters of corporate governance. The following five non-employee directors presently

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

comprise the Nominating and Board Affairs Committee: Mrs. Preiskel (Chairman), Mr. Macomber, Mr. Mead, Mr. Rowe and Mr. Segnar. Mrs. Preiskel is retiring from the Board in April 1998. During 1997, the Nominating and Board Affairs Committee met four times.

     Organization and Compensation Committee

     The Organization and Compensation Committee recommends to the Board compensation arrangements for senior executive officers and approves compensation arrangements for other executive officers. In addition, the Organization and Compensation Committee reviews the responsibilities and performance of senior executive officers, plans for their succession and approves changes in executive officers. The following six non-employee directors presently comprise the Organization and Compensation Committee: Mr. Walker (Chairman), Mr. Arnelle, Mr. Macomber, Mr. Mead, Mrs. Preiskel and Mr. Segnar. During 1997, the Organization and Compensation Committee met five times.

     Pension Committee

     The Pension Committee is responsible for overseeing the operations of Textron's tax-qualified retirement and employee benefit plans. The Pension Committee recommends to the Board the selection of independent actuaries and auditors for the major qualified plans and reviews the management of investments, the accounting for and the valuation of plans, and any material changes in their design and funding. The following five non-employee directors presently comprise the Pension Committee: Mr. Wheeler (Chairman), Mr. Arnelle, Ms. Beck, Mr. Rowe and Mr. Snow. During 1997, the Pension Committee met twice.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

     The following table lists all shareholders known by Textron to own beneficially more than 5% of any class of Textron's voting stock as of December 31, 1997:

                                                                          AMOUNT AND NATURE
                                          NAME AND ADDRESS OF               OF BENEFICIAL       PERCENT
        TITLE OF CLASS                     BENEFICIAL OWNER                   OWNERSHIP         OF CLASS
        --------------                    -------------------             -----------------     --------
Common Stock..................  State Street Bank and                     25,717,909 shares(1)    15.8%
                                Trust Company
                                225 Franklin Street
                                Boston, Massachusetts 02101

Common Stock..................  The Capital Group Companies, Inc.          8,257,600 shares(2)       5%
                                333 South Hope Street
                                Los Angeles, California 90071

---------------

     (1) State Street Bank and Trust Company has informed Textron that the reported number includes 2,107,591 shares as to which it has sole investment power and 23,610,318 shares (14.5% of the class) which it holds as Trustee under the Textron Savings Plan and as to which it disclaims any beneficial interest. Shares held by State Street Bank and Trust Company as Trustee under the Textron Savings Plan will be voted at the annual meeting in accordance with instructions from the participants in the Plan, or in the absence of instructions, by State Street Bank and Trust Company as Trustee in accordance with the Plan.

     (2) Pursuant to a statement filed by The Capital Group Companies, Inc. with the Securities and Exchange Commission in accordance with Rule 13d-1 of the Securities Exchange Act of 1934, The Capital Group Companies, Inc. has reported that it has sole voting power over 3,621,500 shares and sole investment power over 8,257,600 shares. The Capital Group Companies, Inc. disclaims any beneficial interest in the shares.

                        SECURITY OWNERSHIP OF MANAGEMENT

     Set forth below in the column headed "Number of Shares of Common Stock" are the number of shares of all classes of Textron stock beneficially owned by each director of Textron, by each executive officer of Textron named in the Summary Compensation Table on page 15 of this Proxy Statement and by all current directors and executive officers as a group. Directors and executive officers as a group beneficially owned 1.21% of the outstanding shares of Common Stock. No director or executive officer beneficially owned in excess of 1% of the outstanding shares of Common Stock. Ownership indicated is as of December 31, 1997.

     The column headed "Number of Shares of Common Stock" includes shares held for Textron executive officers by the bank trustee under the Textron Savings Plan, shares obtainable upon the exercise of stock options exercisable within 60 days of December 31, 1997, and shares held jointly. Each director and executive officer has sole voting and investment power over his or her shares, except in those cases in which the voting or investment power is shared with the bank trustee under the Textron Savings Plan or as otherwise noted. An objective of Textron's director and executive compensation programs is to align the financial interests of the directors and the executive officers with that of shareholders. Accordingly, the value of a significant portion of the directors' and the executive officers' total compensation is dependent upon the value they generate on behalf of shareholders. The column headed "Total Common Stock-Based Holdings" includes Common Stock beneficially owned and other Common Stock-based holdings in the form of stock units, performance share units, restricted stock, retirement stock incentive units and cash equivalent share awards (the value of which will increase or decrease in relation to the increase or decrease in the price of Common Stock).

                                                                NUMBER                  TOTAL
                                                               OF SHARES            COMMON STOCK-
                         NAME                            OF COMMON STOCK(1)(2)      BASED HOLDINGS
                         ----                            ---------------------      --------------
H. Jesse Arnelle.......................................            2,101                  7,051
Teresa Beck............................................            2,100                  3,350
Lewis B. Campbell......................................          330,206                481,093
R. Stuart Dickson......................................           41,209                 49,398
Paul E. Gagne..........................................            2,057                  4,482
James F. Hardymon......................................          351,189              1,948,929
Herbert L. Henkel......................................           87,456                159,812
Wayne W. Juchatz.......................................           92,475                132,638
Stephen L. Key.........................................           91,846                179,624
John D. Macomber.......................................           11,194                 17,413
Dana G. Mead...........................................            2,034                  3,727
Barbara Scott Preiskel.................................            5,627                 23,805
Brian H. Rowe..........................................            2,067                  5,012
Sam F. Segnar..........................................            3,045                 18,826
Jean Head Sisco........................................            4,141                 18,087
John W. Snow...........................................            4,000                 15,991
Martin D. Walker.......................................            3,635                 19,099
William F. Wayland.....................................          136,038                267,092
Thomas B. Wheeler......................................            2,200                 15,084
All current directors and executive officers as a group
  (38 persons).........................................        1,972,105(3)           4,353,138

---------------

     (1) Includes the following shares as to which voting and investment powers are shared: Mr. Dickson -- 34,000; Mr. Segnar -- 1,000; and Mr. Snow -- 2,000.

     (2) Includes the following shares obtainable upon the exercise of stock options exercisable within 60 days of December 31, 1997: Mr. Campbell -- 317,050; Mr. Hardymon -- 314,650; Mr. Henkel -- 77,968; Mr. Juchatz -- 74,000;
Mr. Key -- 91,000; and Mr. Wayland -- 127,826.

     (3) Includes 1,641,132 shares obtainable upon the exercise of stock options exercisable within 60 days of December 31, 1997.

                            ------------------------

             REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Organization and Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

EXECUTIVE COMPENSATION PHILOSOPHY

     The objective of Textron's executive compensation program is to attract and retain the most qualified executives to lead our diversified corporation and to motivate them to produce strong financial performance for the benefit of our shareholders. To meet this objective, the total compensation program is designed to be competitive with the total compensation programs provided by other corporations of comparable revenue size in industries with which we compete for customers and executives, and to provide total compensation opportunities at or above the 75th percentile of those corporations for achieving outstanding performance. Total compensation opportunities for 1997 for the chief executive officer and for the other executive officers in general were consistent with this philosophy. In determining competitive compensation for each of the components of executive compensation described below, Textron analyzes data from several independent compensation surveys. The companies included in the compensation surveys (the "surveyed companies") are not identical to those included in the two peer groups compiled for the performance graph on page 20 of this Proxy Statement, although many companies are included in both the surveyed companies and the two peer groups. The number of surveyed companies is greater than the number of companies included in the two peer groups.

EXECUTIVE COMPENSATION PROGRAM

     Each year the Organization and Compensation Committee, which is comprised entirely of non-employee directors, recommends to the Board of Directors compensation arrangements for senior executive officers, including the officers named in the Summary Compensation Table on page 15 of this Proxy Statement (the "Named Officers") and approves compensation arrangements for other executive officers. Such compensation arrangements include annual salary levels, salary grade ranges, annual and long-term incentive plan design, participation and grants thereunder, standards of performance for new grants, and payouts from past grants. The full Board of Directors unanimously approved the recommendations made by the Committee for 1997. Messrs. Hardymon and Campbell did not, however, participate in the deliberations of the Committee or Board of Directors regarding their own compensation.

     Textron's executive compensation program is comprised of three principal components: salary, annual incentive compensation and long-term incentive compensation.

     SALARY

     Salary ranges for Textron's executive officers, which were increased by 2.7% for 1997, were set so that the midpoints of the ranges approximate the 50th percentile for comparable positions at the surveyed companies. Individual salaries were considered for adjustment periodically, based on position in salary range, individual performance and potential, and/or change in duties or level of responsibility.

     ANNUAL INCENTIVE COMPENSATION

     All executive officers participate in Textron's Annual Incentive Compensation Plan. In 1997, target annual incentive compensation opportunities were established so that the combination of base salary and target annual incentive awards (60% of salary for the chief executive officer and the chief operating officer and either 50% or 45% of salary for the other Named Officers) would approximate the 50th percentile of compensation for comparable positions in the surveyed companies. Annual incentive payments are generally limited to twice the target award level, but the Committee can make payments above these levels if it deems performance warrants. The factors considered by the Committee in recommending 1997 incentive compensation payments for executive officers included the degree to which certain overall corporate and individual performance objectives were achieved. In determining the level of 1997 annual incentive compensation for the executive officers, the Committee evaluated performance relative to three key corporate financial objectives: earnings per share, free cash flow and return on equity. The 1997 results exceeded each of these objectives. Individual awards were also based on the Committee's assessment of each executive officer's performance against non-financial objectives which reflect their specific responsibilities. The annual incentive compensation earned by the Named Officers is reported in the "Bonus" column of the Summary Compensation Table on page 15 of this Proxy Statement.

     LONG-TERM INCENTIVE COMPENSATION

     Under the Textron 1994 Long-Term Incentive Plan (the "1994 Plan"), executive officers may be granted awards of stock options, performance share units, or both. Ranges established by the Committee for stock option and performance share unit grants enable the Committee to make grants that can produce total compensation opportunities at or above the 75th percentile for comparable positions at the surveyed companies as warranted by performance.

     1997 Grants of Stock Options

     Pursuant to the 1994 Plan, the Committee recommended to the Board of Directors the number of stock options to be granted based on the executive officer's functions and responsibilities, past and expected future performance, potential contributions to Textron's profitability and growth and prior option grants. Overall past corporate performance was not considered in determining the number of stock options to be granted. In accordance with the 1994 Plan, stock options granted in 1997 were at a purchase price equal to 100% of the fair market value of Textron Common Stock at the time of the option grant and become exercisable in two installments, the first half after one year and the other half after two years from date of grant. The grants were made within the ranges referred to above under the heading, "Long-Term Incentive Compensation." Information on the stock options granted during fiscal year 1997 to the Named Officers appears in the table on page 16 of this Proxy Statement.

     1997 Payouts of Previously Granted Performance Share Units

     The 1997 payouts to executive officers were for performance share units granted for the three-year performance cycle ending January 3, 1998. The Committee recommended to the Board of Directors payouts in a range of 96% to 100% of such performance share unit grants. The payouts were generally based 75% on three-year aggregate earnings per share and 25% on the Committee's evaluation of balance sheet strength/asset management, shareholder value (including annual rate of dividends and market capitalization) and the executive officer's performance. The 1997 payout for one executive officer was for performance share units granted for a two-year performance cycle ending January 3, 1998, and the 1997 payout for one other executive officer, who joined Textron in 1997, was for a special one-year performance cycle also ending January 3, 1998, which was made in consideration of a lost bonus with a prior employer. Information on the 1997 payouts to the Named Officers of previously granted performance share units is reported in the "LTIP Payouts" column of the Summary Compensation Table on page 15 of this Proxy Statement.

     1997 Performance Share Unit Grants

     For the three-year performance cycle starting at the beginning of 1998, each performance share unit granted and earned under the 1994 Plan will be valued for payment purposes at the market value of Textron Common Stock at the end of the three-year performance period. The Committee recommended to the Board of Directors the number of performance share units to be granted to executive officers for the 1998-2000 performance cycle based on the functions and responsibilities of the executive officer and the executive officer's potential contributions to Textron's profitability and growth. The number of performance share units granted in prior years as well as the stock price at the time of grant were taken into consideration in making the new grants, but past corporate performance was not specifically taken into consideration. Grants of 1998-2000 performance share units were made to executive officers within the ranges previously referred to above under the heading, "Long-Term Incentive Compensation." The number of 1998-2000 performance share units that will actually be earned will generally be based 75% on earnings per share growth and 25% on the Committee's evaluation of balance sheet strength/asset management, shareholder value (common stock price, market capitalization, dividends and common stock price performance versus Textron's proxy peers) and the executive officer's individual performance. During 1997, performance share units were also granted to two newly hired executive officers for a special 1997-1998 performance cycle and the 1997-1999 performance cycle. Additionally, one of these executive officers was granted in 1997 performance share units for a special 1997 cycle which was made in consideration of a lost bonus with a prior employer. Such grants were made as described above. Information on the 1997 grants of performance share units appears in the "Long-Term Incentive Plan Awards in Last Fiscal Year" table on page 17 of this Proxy Statement.

STOCK OWNERSHIP

     An objective of Textron's executive compensation program is to align the financial interests of the executive officers with the best interests of shareholders. The Committee also seeks to promote stock ownership and to base a substantial component of the executive officers' total compensation on the value they generate on behalf of Textron's shareholders.

     In addition to the Long-Term Incentive Plan described above, the Deferred Income Plan for Textron Key Executives (the "Deferred Income Plan") in which all Named Officers participate, provides that annual incentive compensation earned in excess of 100% of target must be deferred in stock units which are equivalent in value to shares of Textron Common Stock if the executive has not maintained a minimum stock ownership level. The following minimum levels have been established: five times base salary for the chief executive officer and chief operating officer, three times base salary for other Named Officers and two times base salary for the other executive officers. Newly named executives have five years to bring their holdings up to the minimum levels. The Deferred Income Plan also provides participants the opportunity to defer up to 25% of base salary and up to 100% of annual and long-term incentive compensation. Elective deferrals may be invested in either an interest bearing account or in a stock unit account. Textron contributes a 25% premium on amounts the executives elect to defer in the stock unit account. At least 50% of elective deferrals must be invested in stock units.

CEO COMPENSATION

     As in the past, in determining the overall level of Mr. Hardymon's compensation and each component thereof, the Committee took into consideration information provided by independent, professional compensation consultants. As reported in the Summary Compensation Table on page 15 of this Proxy Statement, Mr. Hardymon's salary remained at $1,050,000 for 1997. In determining not to increase his salary, the Committee took into account the fact that Mr. Hardymon's base salary was at the 70th percentile of compensation paid to chief executive officers at the surveyed companies.

     The Committee recommended and the Board approved a 1997 annual incentive award of $1,500,000 reflecting the Committee's assessment of Mr. Hardymon's performance against his objectives. Specifically, the Committee determined that Mr. Hardymon's performance against all of his objectives exceeded expectations, including the objectives relative to three of the key financial measurements in the Textron plan: earnings per share, free cash flow and return on equity. Mr. Hardymon's non-financial objectives consisted of (1) maintaining shareholder value at or above that of Textron's proxy peers, (2) heading the effort to document the organization that will be needed during the next five years to successfully accomplish Textron's long-term strategic plan, (3) putting emphasis on the growth (international markets and acquisitions) portion of the long-term strategic plan, (4) successfully completing the Paul Revere divestiture, (5) supporting the development and implementation of programs that will continue to accelerate the pace of diversity at the corporate office, (6) increasing company-to-company benchmarking to better understand successful marketing and operational practices that have worked for global organizations and that might be applied to Textron, and (7) continuing to maintain the favorable public image enjoyed by Textron with each of its constituencies. Mr. Hardymon's performance was considered outstanding by the Committee and the Board. Based on competitive compensation information which the Committee has reviewed, the Committee believes that for 1997, Mr. Hardymon's annual compensation (salary plus annual incentive compensation) was in the top quartile of the surveyed companies, which is consistent with Textron's executive compensation philosophy considering Textron's performance.

     The Committee determined that all of the performance share units granted to Mr. Hardymon for the 1995-1997 performance cycle were earned since aggregate earnings per share (upon which 75% of the award was based) exceeded the targeted level for that period and performance objectives in the following areas (upon which 25% of the award was based) were achieved or exceeded: balance sheet strength/asset management, succession planning and shareholder value, as measured by common stock prices, book value per common share, annual dividend rate and common stock price versus proxy peer group. The value of the 1995-1997 performance share units earned by Mr. Hardymon was $3,568,800 and was determined by multiplying the number of earned performance share units by the market price of Textron Common Stock for a ten day period following the end of the award period in accordance with the terms of the 1994 Plan. The value of the units earned was favorably impacted by the significant (over 140%) increase in the market value of Textron Common Stock since the units were granted in December 1994.

     Mr. Hardymon received an award of 35,000 performance share units for the 1998-2000 cycle. This award compares to 44,000 (on a post-split basis) performance share units granted for the 1997-1999 cycle. The decrease in the number of the performance share units granted for the 1998-2000 cycle reflects the increased market value of Textron Common Stock. The award of 35,000 performance share units in combination with one-fifth of the value of Mr. Hardymon's retirement stock incentive units, which are described below, placed Mr. Hardymon's long-term incentive compensation at approximately the 60th percentile of competitive practice. The Committee and the Board thought a grant at the 60th percentile was appropriate considering Mr. Hardymon's annual compensation was in the top quartile of the surveyed companies. Mr. Hardymon has not been granted any stock options since 1993, and the Committee does not intend to grant him any further stock options. Instead, the Committee granted Mr. Hardymon 1,000,000 (on a post-split basis) retirement stock incentive units in 1994, designed to retain him and reward him commensurately with total shareholder returns during the five year period ending in 1999. The retirement stock incentive units, which are payable in cash upon retirement, or earlier in certain cases, provide incentive compensation opportunities identical to stock options, since payouts will equal the increase in market price of Textron Common Stock on the date of payment over the market price on the date the units were granted.

     Mr. Hardymon also received compensation under various Textron benefit and compensation plans (see footnotes (2), (4) and (5) to the Summary Compensation Table on pages 15 and 16 of this Proxy Statement).

TAX CONSIDERATIONS

     Section 162(m) of the Internal Revenue Code provides that no U.S. income tax deduction is allowable to a publicly held corporation for compensation in excess of $1 million paid to the chief executive officer or any other employee whose compensation is required to be reported in the Summary Compensation Table, if those individuals are employed by the corporation at year end. "Performance-Based Compensation" is exempt from the $1 million limitation. Performance-Based Compensation must be based upon meeting pre-established and objective performance goals under a plan which has been approved by shareholders. Performance goals are not objective if the Committee has any discretion to pay amounts in excess of those earned in accordance with the achievement of pre-established performance criteria or to pay such compensation when the performance criteria are not met. Compensation deferred under the Deferred Income Plan is not subject to the $1 million limitation.

     Textron's policy has been to preserve Committee discretion in determining awards earned under Textron's annual and long-term incentive plans. Textron stock options granted under the 1994 Plan do qualify as Performance-Based Compensation. To further reduce the amount of compensation that will not qualify for a tax deduction, an amendment to the 1994 Plan to qualify as Performance-Based Compensation awards earned for a major portion of performance share units granted under the 1994 Plan was approved by the shareholders in April 1997. Textron will continue to preserve Committee discretion under Textron's Annual Incentive Compensation Plan and a portion of the 1994 Plan.

     The Deferred Income Plan encourages individuals, including those whose income might otherwise be subject to the $1 million limitation, to defer incentive compensation amounts until the individual's employment with Textron ends, at which time the deductibility of such compensation will not be subject to Section 162(m). Consequently, with the opportunity to defer compensation and the qualification last year of a substantial portion of performance share units as Performance-Based Compensation, Textron believes that the $1 million limitation of Section 162(m) of the Internal Revenue Code will not have a material effect on Textron's income tax expense in the near term. The Committee will continue to assess the effect of these tax rules on Textron.

     This report is submitted by the Organization and Compensation Committee.

           MARTIN D. WALKER, CHAIRMAN
           H. JESSE ARNELLE
           JOHN D. MACOMBER
           DANA G. MEAD
           BARBARA SCOTT PREISKEL
           SAM F. SEGNAR

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth information concerning compensation of (i) Textron's chief executive officer at the end of 1997, (ii) the four most highly compensated executive officers of Textron other than the chief executive officer, who were serving as executive officers at the end of 1997 and (iii) Mr. Wayland, a former executive officer who would have been included in (ii) above but for the fact that he was not serving as an executive officer of Textron at the end of 1997 (collectively, the "Named Officers"), for Textron's 1995, 1996 and 1997 fiscal years. Compensation which was deferred by the Named Officers under the Deferred Income Plan is included below as compensation paid.

                           SUMMARY COMPENSATION TABLE

                                 ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                              -------------------------   --------------------------------------------------
                                                                         AWARDS                    PAYOUTS
                                                          ------------------------------------     -------
                                                             RESTRICTED          SECURITIES         LTIP
 NAME AND PRINCIPAL                                         STOCK AWARDS         UNDERLYING        PAYOUTS          ALL OTHER
     POSITION(1)       YEAR   SALARY ($)    BONUS ($)          ($)(4)         OPTIONS/SARS (#)       ($)       COMPENSATION ($)(5)
---------------------  ----   ----------    ---------       ------------      ----------------     -------     -------------------
J. F. Hardymon         1997   $1,050,000    $1,661,675(2)    $  161,675           -0-            $3,568,800         $ 52,500
Chairman and           1996   1,050,000      1,613,019          113,019           -0-             1,856,800          348,555
Chief Executive        1995     925,000      1,472,000          122,000           -0-             1,449,000          325,393
Officer

L. B. Campbell         1997     700,000        700,000         -0-                 43,000         1,784,400           35,000
President and          1996     600,000        600,000         -0-                 64,000         1,114,080          169,320
Chief Operating        1995     530,000        550,000        1,848,438            80,000           514,395          159,016
Officer

S. L. Key              1997     430,000        384,048(2)        44,047            22,000           832,720           21,500
Executive Vice         1996     405,000        340,000         -0-                 32,000           649,880           20,250
President and          1995     272,700        927,000(3)     1,138,750            75,000           -0-                4,010
Chief Financial
Officer

W.W. Juchatz           1997     355,000        286,779(2)        26,779            17,000           773,240           17,750
Executive Vice         1996     340,000        260,000         -0-                 26,000           603,460           17,000
President and          1995     243,750        890,510(3)      -0-                 61,000           -0-                6,634
General Counsel

H.L. Henkel            1997     335,000        308,297(2)        38,296            17,500           499,632           16,750
President              1996     295,000        250,000        1,376,250            24,000           306,372           76,244
Textron                1995     249,000        180,000         -0-                 26,000           144,900           61,353
Industrial Products

W. F. Wayland          1997     425,000        443,602(2)        98,601           -0-               631,000           21,250
Executive Vice         1996     425,000        357,500           12,500            32,000           631,312          110,647
President              1995     385,000        320,000         -0-                 35,000           492,660          105,754
Administration and
Chief Human
Resources Officer

(1) Mr. Key joined Textron as Executive Vice President and Chief Financial Officer in April 1995. Mr. Juchatz joined Textron as Executive Vice President and General Counsel in April 1995. Pursuant to an agreement entered into between Mr. Wayland and Textron, which has been approved by the Board of Directors, Mr. Wayland's employment status was converted into that of an employee-consultant effective July 1, 1997, through December 31, 1999.

(2) The amounts listed as paid to Messrs. Hardymon, Key, Juchatz, Henkel and Wayland for 1997 include vested contributions made by Textron in the amounts of $161,675, $44,048, $26,779, $38,297 and $98,602, respectively, as a result of their elections to defer compensation into the stock unit fund of the Deferred Income Plan.

(3) The amounts listed as paid to Messrs. Key and Juchatz for 1995 include $557,000 and $550,510, respectively, to replace lost compensation awards from their prior employers.

(4) Amounts listed for Messrs. Hardymon, Key, Juchatz, Henkel and Wayland for 1997 are not restricted stock but are unvested contributions made by Textron under the Deferred Income Plan as a result of such officers' elections to defer compensation into the stock unit fund of the Deferred Income Plan. These contributions are credited in the form of stock units, which are not actual shares of stock but are units paid in cash with a value that varies with the price of Textron Common Stock. As of January 3, 1998, 3,404, 945, 575, 822 and 2,116 unvested stock units with a market value of $213,176, $59,181, $36,009, $51,478 and $132,515 were credited to the accounts of
    Messrs. Hardymon, Key, Juchatz, Henkel and Wayland, respectively. Upon Mr. Hardymon's retirement from Textron on or after November 30, 1999, or if his employment ends earlier because of disability or death, he or his estate will be entitled to receive 100,000 (on a post-split basis) shares of Textron Common Stock, the value of which on January 3, 1998, was $6,262,500. The amount listed for 1995 for Mr. Campbell was the market value at the time of grant of a retention award, pursuant to which Mr. Campbell will receive the cash equivalent of 50,000 (on a post-split basis) shares of Textron Common Stock, provided he remains in Textron's employment through January 1, 2001. As of January 3, 1998, the market value of the 50,000 shares was $3,131,250.
                                         (footnotes continued on following page)

(footnotes continued from preceding page)

     The amount listed for 1995 for Mr. Key was the market value of a stock award, pursuant to which Textron will pay Mr. Key the cash equivalent of 40,000 (on a post-split basis) shares of Textron Common Stock following his retirement, provided he retires from Textron at or after age 65. As of January 3, 1998, the market value of the 40,000 shares was $2,505,000. The amount listed for 1996 for Mr. Henkel was the market value at the time of grant of a retention award, pursuant to which Mr. Henkel will receive the cash equivalent of 30,000 (on a post-split basis) shares of Textron Common Stock, provided he remains in Textron's employment through January 1, 2002. As of January 3, 1998, the market value of the 30,000 shares was $1,878,750.

(5) Amounts listed as "All Other Compensation" for 1997 are Textron's contributions under the Textron Savings Plan and the Savings Plan component of the Supplemental Benefits Plan.

                            ------------------------

STOCK OPTION GRANTS

     The following table sets forth information on grants of stock options under the 1994 Plan during Textron's 1997 fiscal year to the Named Officers. The number of stock options granted to the Named Officers during Textron's 1997 fiscal year is also listed in the Summary Compensation Table on page 15 of this Proxy Statement in the column entitled "Securities Underlying Options/SARs."

                  STOCK OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                 POTENTIAL REALIZABLE
                                                                                                        VALUE
                                                                                                  AT ASSUMED ANNUAL
                                                    INDIVIDUAL GRANTS                                  RATES OF
                               ------------------------------------------------------------          STOCK PRICE
                                   NUMBER           PERCENT OF                                       APPRECIATION
                                     OF               TOTAL         EXERCISE                       FOR OPTION/SARS
                                 SECURITIES        OPTIONS/SARS        OR                             TERM($)(2)
                                 UNDERLYING         GRANTED TO        BASE                     ------------------------
                                OPTIONS/SARS        EMPLOYEES         PRICE      EXPIRATION       FIVE          TEN
            NAME                GRANTED(#)(1)     IN FISCAL YEAR    ($/SHARE)       DATE        PERCENT       PERCENT
            ----                -------------     --------------    ---------    ----------     -------       -------
J. F. Hardymon...............       -0-                  --%        $   --              --     $       --    $       --
L. B. Campbell...............      43,000               3.2%        62.96875      12/10/07      1,702,832     4,315,306
S. L. Key....................      22,000               1.7%        62.96875      12/10/07        871,217     2,207,831
W. W. Juchatz................      17,000               1.3%        62.96875      12/10/07        673,213     1,706,051
H. L. Henkel.................      17,500               1.3%        62.96875      12/10/07        693,013     1,756,229
W. F. Wayland................       -0-                  --              --             --             --            --

---------------

(1) Fifty percent of the options granted may be exercised not earlier than one year from the date of grant and the balance of the options granted may be exercised not earlier than two years from the date of grant. All options were granted on December 11, 1997. All options were granted at a purchase price per share of 100% of the fair market value of Textron Common Stock on the date of grant. Outstanding options will be exercisable immediately and in full in the event of a change in control of Textron as defined in the 1994 Plan.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the price of Textron Common Stock. At a 5% and 10% annual rate of stock price appreciation, the stock price would be approximately $102.57 and $163.32, respectively, at the end of the ten-year term of the options.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information, with respect to the Named Officers, concerning: (i) the exercise during Textron's 1997 fiscal year of stock options and (ii) unexercised options held as of the end of Textron's 1997 fiscal year, which were granted to the Named Officers during 1997 and in prior fiscal years under either the 1994 Plan or a predecessor plan. All shares are shown on a post-split basis.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                      NUMBER OF SECURITIES
                                                                           UNDERLYING               VALUE OF UNEXERCISED
                                        SHARES                       UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                                       ACQUIRED                        FISCAL YEAR-END(#)           AT FISCAL YEAR-END($)
                                          ON            VALUE      ---------------------------   ---------------------------
               NAME                  EXERCISE(#)     REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
               ----                  -----------     -----------   -----------   -------------   -----------   -------------
J.F. Hardymon.....................        -0-         $    -0-       314,650           -0-       $13,040,068     $    -0-
L.B. Campbell.....................      8,950          180,459       317,050        75,000        10,200,861      536,000
S.L. Key..........................        -0-              -0-        91,000        38,000         2,532,219      268,000
W.W. Juchatz......................        -0-              -0-        74,000        30,000         2,061,781      217,750
H.L. Henkel.......................      2,032           54,801        77,968        29,500         2,321,158      201,000
W.F. Wayland......................      9,174          331,387       127,826        16,000         3,941,737      268,000

LONG-TERM INCENTIVE PLAN

     The following table provides information concerning performance share unit awards made during Textron's 1997 fiscal year to the Named Officers pursuant to the 1994 Plan for the 1998-2000 performance cycle.

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                           PERFORMANCE OR
                                           NUMBER OF        OTHER PERIOD
                                          PERFORMANCE     UNTIL MATURATION  ESTIMATED FUTURE PAYOUTS UNDER
                 NAME                   SHARE UNITS (#)      OR PAYOUT       NON-STOCK PRICE BASED PLANS
                 ----                   ---------------   ----------------  ------------------------------
                                                                                   TARGET NUMBER OF
                                                                             PERFORMANCE SHARE UNITS (#)
J.F. Hardymon.........................         35,000         3 years                     35,000
L.B. Campbell.........................         16,000         3 years                     16,000
S.L. Key..............................          8,000         3 years                      8,000
W.W. Juchatz..........................          7,000         3 years                      7,000
H.L. Henkel...........................          6,500         3 years                      6,500
W.F. Wayland..........................            -0-            --                           --

     The number of performance share units earned by the Named Officers at the end of the three-year performance cycle will be determined by the Board of Directors upon the recommendation of the Organization and Compensation Committee and will be generally based 75% on earnings per share growth and 25% on discretionary performance measures, including balance sheet strength/asset management, shareholder value and the Named Officer's individual performance. Attainment of a primary performance target will result in earning 100% of the value of the performance share units related to that target. Awards may not exceed 100% of the value of the performance share units. Failure to attain a minimum performance target will result in the failure to earn any performance units related to that performance target. Attainment between the primary and minimum performance targets will result in earning a portion of the performance share units related to those performance targets determined by a pre-established mathematical formula. The Organization and Compensation Committee may determine an award less than that determined by the formula but may not, however, determine an award more than that derived by the formula.

     Performance share units based on discretionary performance measures do not qualify as Performance-Based Compensation under Section 162(m) of the Internal Revenue Code. Performance share units related to one or more performance measures shall be earned only as determined by the Organization and Compensation Committee and may not exceed more than 100% of the value of such units. Payouts, which are made in cash, will be determined by multiplying the number of performance share units earned by the then current market value of Textron Common Stock at the end of the performance period.

PENSION PLAN

     The following table sets forth the estimated annual pension benefits payable upon retirement under the Textron Pension Plan formula to persons in the specified remuneration and years of service classifications.

                               PENSION PLAN TABLE

                                                   YEARS OF SERVICE
                   --------------------------------------------------------------------------------
REMUNERATION(1)        10            15            20            25            30            35
---------------        --            --            --            --            --            --
  $  500,000       $   73,716    $  110,574    $  147,432    $  184,290    $  221,148    $  258,006
     600,000           88,716       133,074       177,432       221,790       266,148       310,506
     750,000          111,216       166,824       222,432       278,040       333,648       389,256
   1,000,000          148,716       223,074       297,432       371,790       446,148       520,506
   1,250,000          186,216       279,324       372,432       465,540       558,648       651,756
   1,500,000          223,716       335,574       447,432       559,290       671,148       783,006
   1,750,000          261,216       391,824       522,432       653,040       783,648       914,256
   2,000,000          298,716       448,074       597,432       746,790       896,148     1,045,506
   2,250,000          336,216       504,324       672,432       840,540     1,008,648     1,176,756
   2,500,000          373,716       560,574       747,432       934,290     1,121,148     1,308,006
   3,000,000          448,716       673,074       897,432     1,121,790     1,346,148     1,570,506
   3,500,000          523,716       785,574     1,047,432     1,309,290     1,571,148     1,833,006
   4,000,000          598,716       898,074     1,197,432     1,496,790     1,796,148     2,095,506
   4,500,000          673,716     1,010,574     1,347,432     1,684,290     2,021,148     2,358,006
   5,000,000          748,716     1,123,074     1,497,432     1,871,790     2,246,148     2,620,506
   5,500,000          823,716     1,235,574     1,647,432     2,059,290     2,471,148     2,883,006
   6,000,000          898,716     1,348,074     1,797,432     2,246,790     2,696,148     3,145,506
   6,500,000          973,716     1,460,574     1,947,432     2,434,290     2,921,148     3,408,006

---------------

(1) Based on highest consecutive five-year average compensation

     Benefits under the Textron Pension Plan formula are based upon the salaried employee's highest consecutive five-year average compensation. Compensation for such purposes means compensation listed in the "Salary" and "LTIP Payouts" columns, and annual incentive compensation included in the "Bonus" column, of the Summary Compensation Table on page 15 of this Proxy Statement. As of January 3, 1998, the years of credited service for the Named Officers were as follows:
Mr. Hardymon, 8 years; Mr. Campbell, 5 years; Mr. Key, 3 years; Mr. Juchatz, 3 years; Mr. Henkel, 10 years; and Mr. Wayland, 13 years.

     Annual pension amounts shown in the table above are computed on the basis of a single life annuity, unless the participant receives another method of payment, and not subject to any offset for Social Security benefits. The Textron Pension Plan is integrated with Social Security, however, and the amounts in the table reflect that integration. Annual pension amounts shown in the table are subject to annual pension limitations imposed by the Internal Revenue Code. To compensate certain Textron executives, including the Named Officers, for the effect of these limitations, Textron maintains a Supplemental Benefits Plan. Certain Textron executives, including the Named Officers other than Mr. Henkel, also participate in the Textron Executive Supplemental Retirement Plan, which provides benefits to participants who remain in the employ of Textron until age
65. Under this plan, the Named Officers are entitled to receive an annual supplemental pension benefit equal to 50% of their highest consecutive five-year average compensation reduced by any amounts to which they are entitled under the plans of Textron and any prior employer.

     Under an agreement with Textron, Mr. Juchatz will be credited with an additional 12 years of credited service upon completing 5 years of employment with Textron. Under an agreement with Textron, Mr. Wayland will receive full benefits under the Textron Executive Supplemental Retirement Plan.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

     Mr. Hardymon has an employment contract with Textron through December 1999 which provides that during the term of the contract, his base salary will not be reduced and he will remain eligible for participation in Textron's executive compensation and benefit plans. Messrs. Campbell, Key, Juchatz and one other officer have similar employment contracts with Textron except that they are through December 2000 and are automatically extended each January for an additional year unless contrary notice is given. Under an agreement with Textron, Mr. Wayland's employment status was converted to that of an employee-consultant through December 1999.

     Certain benefit plans and arrangements in which the Named Officers participate have provisions that will apply in the event of a change in control of Textron under the plans. Generally, a "change of control" under the plans will occur upon (i) any non-Textron person or group becoming (other than by acquisition from Textron or a related company) the beneficial owner of more than 30% of the then outstanding voting stock of Textron, (ii) during any two-year period, directors elected or nominated by the Board ceasing to constitute a majority thereof, (iii) shareholder approval of a merger or consolidation of Textron with any other corporation, other than a merger or consolidation in which the voting securities of Textron would continue to represent more than 50% of the combined voting power of the voting securities of Textron or such surviving entity, or (iv) shareholder approval of a plan of complete liquidation of Textron or an agreement for the sale or disposition by Textron of all or substantially all of its assets. The Survivor Benefit Plan provides that, upon a change in control, certain assets (generally, paid up life insurance in a face amount equal to two times the base salary of an active or former executive) will be transferred to each active or former executive or beneficiary. The Supplemental Benefits Plan and the Deferred Income Plan provide that in the event of a change in control of Textron, the amounts accrued under such plans will become payable immediately. However, supplemental savings accounts under the Supplemental Benefits Plan may be distributed only upon death, disability, retirement or termination from Textron. The Annual Incentive Compensation Plan establishes minimum incentive compensation awards for the fiscal year in which the change in control occurs. The 1994 Plan provides that outstanding options will become exercisable immediately and in full, and the stated value of all outstanding performance share units will be deemed earned and will be payable immediately and in full in the event of a change in control of Textron. The Textron Savings Plan provides for full vesting of the accounts of participants whose employment ends within two years after a change in control of Textron. The Textron Pension Plan provides that (i) if the Textron Pension Plan is terminated within three years after a change in control of Textron, surplus assets will be applied to increase the benefits of active participants up to maximum limits provided by the Internal Revenue Code, and (ii) in the event of a plan merger, consolidation or transfer within three years after such a change in control, the vested accrued benefit of each affected individual will be increased as provided in item (i), will be fully vested, and will be satisfied through the purchase of a guaranteed annuity contract. Mr. Hardymon's retirement stock incentive units and Messrs. Campbell's and Henkel's retention awards are payable immediately in the event of a change in control of Textron.

TRANSACTIONS WITH MANAGEMENT

     During 1997, Surplus Notes (the "Notes") in the aggregate principal amount of $16,000,000 of Massachusetts Mutual Life Insurance Company, of which Mr. Wheeler is Chairman and chief executive officer, were held in various investment accounts of The Paul Revere Insurance Group. The Notes, which were purchased in the ordinary course of business for the accounts, are due November 15, 2023, and bear interest at the rate of 7.625% a year. The maximum outstanding balance of this indebtedness during 1997 was $16,000,000 and the balance outstanding as of January 3, 1998, was $16,000,000. Textron owned approximately 83% of The Paul Revere Corporation, the parent corporation of the companies of The Paul Revere Insurance Group, until March 1997 when Textron's entire interest in the Company was acquired by Provident Companies, Inc. In April 1997, the E-Z-GO Division of Textron sold golf cars, utility vehicles and parts and accessories to The Greenbrier, a subsidiary of CSX Corporation ("CSX"), of which Mr. Snow is Chairman, President and chief executive officer, for a purchase price of $474,825 less trade-in, payable pursuant to a conditional sales contract in April 1998. Textron Automotive Company, a Textron subsidiary, has an agreement with Customized Transportation, Inc. ("CTI"), also a subsidiary of CSX, pursuant to which CTI provides third party logistics services to Textron Automotive, including freight rate negotiations and freight bill audits and payments. During 1997, CTI was paid approximately $892,700 for such services. It is expected that fees in 1998 will be approximately the same amount.

                               PERFORMANCE GRAPH

     Set forth below is a stock performance graph which shows the change in market value of $100 invested on December 31, 1992, in Textron Common Stock, Standard & Poor's 500 Stock Index and two peer group indices. The cumulative total shareholder return assumes dividends are reinvested. Textron is a global, multi-industry company with market-leading operations in four business segments -- Aircraft, Automotive, Industrial and Finance. The first peer group ("Peer Group I") consists of every company in the following Standard & Poor's 500 price index industry groups: aerospace/defense, conglomerates, financial/life insurance, financial/personal loans and manufacturing (diversified industrial). Peer Group I also includes two diversified companies in comparable industries in the miscellaneous industrials group -- AlliedSignal Inc. and TRW Inc. The companies in the indices are weighted by market capitalization. Textron's disposition of its interest in The Paul Revere Corporation significantly reduced its operations in the insurance business making inclusion of insurance companies in Peer Group I less meaningful for comparative purposes, and Textron has accordingly adopted a new peer group ("Peer Group II"), which is identical to Peer Group I except that it excludes the companies in the financial/life insurance industry group.

     Measurement Period
   (Fiscal Year Covered)           Textron Inc.      S&P 500       Peer Group I   Peer Group II
Dec. 31, 1992                         100.00          100.00          100.00          100.00
Dec. 31, 1993                         133.15          110.08          122.82          127.69
Dec. 31, 1994                         118.29          111.53          122.19          130.19
Dec. 31, 1995                         162.52          153.45          184.67          198.17
Dec. 31, 1996                         231.52          188.68          236.42          255.95
Dec. 31, 1997                         312.48          251.62          285.15          300.84

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected the firm of Ernst & Young LLP to audit Textron's consolidated financial statements for 1998, and recommends to the shareholders ratification of the appointment of Ernst & Young LLP as independent auditors for 1998. If this resolution is defeated, the Board of Directors will reconsider its selection. A representative of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP (ITEM 2 ON THE PROXY CARD).

                             SHAREHOLDER PROPOSALS

SHAREHOLDER PROPOSAL RELATING TO REPORT ON FOREIGN MILITARY SALES

     Eight organizations have notified Textron that they intend to propose the following resolution at the 1998 annual meeting of shareholders (the names and addresses of, and the number of shares held by, each of the proponents can be obtained upon request from the Office of the Secretary of Textron):

     WHEREAS

        in fiscal year 1996, the U.S. conducted $11.3 billion worth of foreign military sales, controlling more than 35% of the world's arms market, twice as much as Great Britain, our nearest competitor, the U.S. increased its arms sales to developing nations from $4.1 billion in 1995 to $7.3 billion in 1996, almost 40% of sales to developing nations,

        our company is actively seeking foreign military sales contracts and/or co-production agreements such as the $2 billion project to supply the Romanian Army with 96 "Dracula" attack helicopters manufactured in Romania,

        Textron ranks 15 among the U.S. Department of Defense leading 100 contractors,

        in 1993 when this resolution received 8.3% of the vote and company officials recognized the need to work toward publishing the requested report, proponents refrained from re-filing and have since met with management several times concerning pertinent issues, in the 1996 Annual Report (p. 30) our company finally published a four sentence statement which provides virtually no factual information and is seriously deficient in fulfilling the terms of the resolution,

     RESOLVED

        The shareholders request the Board of Directors to provide a comprehensive report on Textron's foreign military sales. The report, prepared at a reasonable cost, should be available to all shareholders by December 1998, and may omit classified and proprietary information.

     The proponents have submitted the following statement in support of this proposal:

        Global security is security of people. The Cold War notion of using arms sales to maintain balances of power or support allies is discredited by the 1990's experience, when alliances, governments and boundaries are in flux. Arms sold to today's friends can become on the morrow a threat to our own security as we have recently experienced.

        We are disturbed at industry's claims which assert the only way to keep jobs for U.S. workers is to promote foreign military sales. We believe such statements are inconsistent with Textron's efforts to make co-production agreements and to transfer technology to foreign countries. Company statements that sales are made only after approval of applicable Government Agencies ignores the reality that the defense industry lobby is formative of Agency decisions.

        We are also disturbed that our company would treat a legitimate concern of shareholders so poorly.

        Therefore, it is reasonable for shareholders to request a report setting forth:

           1. Company foreign military sales policy, including criteria for choosing countries with which to do business.

           2. Procedures used to negotiate sales directly with foreign governments or through the U.S. government, e.g. What determines which weapons are direct commercial arms sales; foreign military sales?

           3. Categories of military equipment exported for the past three years, giving statistical information as permissible; contracts for serving/maintaining equipment; offset agreements; licensing and/or co-production with foreign governments.

           4. Analysis of and actions taken toward legislation establishing a code for U.S. arms transfers, e.g. no sales to governments that violate their own citizens' human rights, engage in aggression, come to power through undemocratic means or ignore international arms-control arrangements.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS SHAREHOLDER PROPOSAL.

     The Board feels strongly that this proposal is contrary to the best interests of Textron, its shareholders and its employees.

     Textron is subject to the laws and regulations of the United States Government which restrict the export of military goods, software and technology. A foreign military sale may only be made when the United States Government has determined that the sale is consistent with the national security, foreign policy and economic interests of the United States. Textron has in place extensive procedures to ensure that all foreign military sales are made in strict compliance with all applicable United States laws and regulations. While Textron reserves the right to refuse to make a particular foreign military sale, the Board believes that Textron generally should rely on the approval process for such sales established by our elected representatives and government officials. Furthermore, the disclosures requested by the proposal would be of limited use to the great majority of Textron's shareholders, but could provide Textron's competitors with valuable information regarding Textron's sales procedures, personnel matters and contract terms.

     ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL (ITEM 3 ON THE PROXY CARD).

SHAREHOLDER PROPOSAL RELATING TO EXECUTIVE COMPENSATION

     The Teamsters Affiliates Pension Fund, whose address and number of shares held can be obtained upon request from the Office of the Secretary of Textron, has notified Textron that it intends to propose the following resolution at the 1998 annual meeting of shareholders:

        Resolved: That the shareholders of Textron Inc. request that the Board of Directors establish a policy that no executive will be compensated more than $1 million per year, regardless of when such compensation is paid, unless the compensation is paid in accordance with a performance-based plan disclosed to shareholders and approved by a majority of the vote in a separate shareholder vote before the payment of the compensation.

     The Teamsters Affiliates Pension Fund has submitted the following in support of its proposal:

        In 1996 the New York Times ran an investigative series which focused on deferred compensation which can be a detriment to shareholders in a number of ways. Deferred compensation can prevent shareholders from exercising their right to vote on certain compensation plans. Internal Revenue Code Section 162(m) which eliminated the business expense deduction for annual compensation of over $1 million, with some exceptions, was designed to give shareholders the ability to reign in excessive executive compensation. In approving this law, Congress did not declare that executives be paid less than $1 million. Rather, Congress said that shareholders must approve performance-based compensation packages of more than $1 million to preserve tax advantages.

        One loophole corporate lawyers have exploited to avoid paying taxes and at the same time to avoid seeking shareholder approval has been to put ever-increasing amounts in deferred compensation. This seems to circumvent part of the intent of the IRS Code by depriving shareholders of their prerogative to vote.

        Textron CEO James Hardymon received a salary of $1,050,000 in 1996 and a bonus of $1,613,019, a portion of which a footnote in the proxy ascribes to "vested contributions made by Textron . . . as a result of their respective elections to defer compensation into the stock unit fund of the Deferred Income Plan." In April 1997, Business Week compiled an Executive Compensation Scorecard, comparing compensation of top executives to both shareholder return and corporate profit with other industry peers. In both categories Textron scored a 4 (on a scale of 5, 1 indicated the best performance; 5 indicated the worst.) Textron's top executives were in the bottom third of their peers in terms of what they gave shareholders for their money.

        At the same time Textron's executive compensation committee states as part of its philosophy that it seeks to "provide total compensation opportunities at or above the 75th percentile" of peer corporations. This contributes to the increasing ratchetting up of executive compensation, as each year companies raise their compensation and Textron must set its compensation even higher to remain in the highest-paying quarter. We believe it may also undermine shareholder confidence.

        Deferred compensation should not be used as a way to obscure compensation figures or to deprive shareholders of their right to make such decisions. Executive compensation must fairly award executives on the basis of what they achieve and not on the salary of their peers.

        For the above reasons we urge you to vote FOR the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS SHAREHOLDER PROPOSAL.

     The objective of Textron's executive compensation program is to attract and retain the most qualified executives and to motivate them to produce strong financial performance for the benefit of Textron's shareholders. To meet this objective, Textron's executive compensation program is designed to be competitive with the compensation programs provided by other corporations of comparable revenue size in industries in which it competes.

     Textron's executive compensation program is designed to provide total compensation opportunities at or above the 75th percentile of peer corporations for achieving outstanding performance. Textron does not routinely pay at the 75th percentile. Compensation is only paid at the 75th percentile when outstanding performance is achieved and is only done so on an individual by individual basis. Additionally, an objective of Textron's executive compensation program is to align the financial interests of the executive officers with the best interest of shareholders. Accordingly, a significant portion of Mr. Hardymon's compensation is linked to Textron's stock price. For the 1994 Long-Term Incentive Plan performance cycles ending in 1996 and 1997 Mr. Hardymon's payouts were favorably impacted by the significant (over 60% and 140%, respectively) increase in the market price of Textron Common Stock during those cycles.

     With regard to shareholder return, Textron has outperformed the S&P 500 and its Proxy peer groups as illustrated on the performance graph on page 20 of this Proxy Statement.

     Survey data indicates that an overwhelming majority of Textron's peer companies provide deferred compensation arrangements to executives, and the Board of Directors believes Textron should also maintain a deferred income plan. Deferred compensation is included in executive compensation reported in the Summary

Compensation Table on page 15 of this Proxy Statement and therefore does not in any way obscure compensation paid by Textron to its executives.

     It has also been the Board's policy to preserve its discretion in determining awards earned under Textron's annual incentive compensation plan as well as a portion of the long-term incentive plan. Requiring that all annual compensation over $1 million for any executive be paid under a performance-based plan approved in advance by shareholders would restrict Textron's ability to respond to competitive needs in the market for executive talent and impair its ability to attract, retain and motivate the most qualified executives.

     The Board believes that Textron's executive compensation program is competitive and is effective in motivating Textron's executives to produce strong financial performance for the benefit of its shareholders.

     ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL (ITEM 4 ON THE PROXY CARD).

                               VOTING OF PROXIES

     Each valid proxy in the enclosed form received by Textron will be voted by the persons named therein. Unless the shareholder specifies otherwise, the shares represented by the proxy will be voted in favor of the election of the four nominees in Class II described in this Proxy Statement on pages 2 and 3. The Board of Directors knows of no reason why any of the nominees so named would be unavailable for election. If any nominee should be unavailable for election by reason of death or otherwise, the proxies may be voted for the election of such other person as may be recommended by the Board of Directors.

     Unless the shareholder specifies otherwise, the shares represented by the proxy will be voted for ratification of the appointment of Ernst & Young LLP as independent auditors and against the two shareholder proposals described above. Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by delivering a written notice of revocation to the Secretary of Textron or by submitting a subsequent proxy or by voting in person at the meeting.

     The four nominees for director receiving the greatest number of votes cast in person or by proxy will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election of directors. Ratification of the appointment of auditors and the two shareholder proposals require the favorable vote of a majority of shares present in person at the 1998 annual meeting or represented by proxy and entitled to vote thereon. All shareholders vote as one class. Abstaining from voting on the appointment of auditors and the two shareholder proposals will have the same effect as voting against such proposals. Broker non-votes on the ratification of appointment of auditors and the two shareholder proposals will not be included in the calculation of shares entitled to vote for such proposal and will have no effect on the outcome.

     Textron's policy on confidential voting provides that no proxy, ballot or voting materials that identify the vote of a specific shareholder will be disclosed to Textron or its directors, officers or employees except (i) as required by law or for the defense of legal proceedings, (ii) if the shareholder requests disclosure or (iii) in a proxy contest if the party soliciting proxies in opposition does not agree to observe Textron's confidential voting policy. Comments of shareholders written on proxies or ballots are transcribed and provided to the Secretary of Textron. Votes are counted by employees of First Chicago Trust Company of New York, Textron's independent transfer agent and registrar, and certified by Inspectors of Election who are employees of First Chicago Trust Company of New York.

     FOR SAVINGS PLAN PARTICIPANTS: For participants in the Textron Savings Plan (the "TSP"), the accompanying proxy card indicates the number of shares allocated to the participant's account under the TSP and the number of shares, if any, allocated to the participant's Tax Credit Account under the TSP by State

Street Bank and Trust Company, trustee for the TSP ("State Street Bank and Trust"). When a participant's proxy card is returned properly signed, State Street Bank and Trust will vote the participant's proportionate interest in the shares of Common Stock held by State Street Bank and Trust under the TSP in the manner the participant directs, or if the participant makes no direction, State Street Bank and Trust will vote, with respect to the election of directors, ratification of appointment of auditors and the two shareholder proposals, the participant's proportionate interest in the shares of Common Stock held by State Street Bank and Trust under the TSP (except shares allocated to the participant's Tax Credit Account) in proportion to instructions received from other TSP participants. Shares allocated to a participant's Tax Credit Account under the TSP will be voted only as the participant directs. For participants in the Textron Canada Savings Plan (the "TCSP"), the accompanying proxy card indicates the number of shares allocated to the participant's account under the TCSP by Royal Trust Corporation of Canada, trustee for the TCSP ("Royal Trust"). When the participant's proxy card is returned properly signed, Royal Trust will vote such shares in the manner the participant directs, or if the participant makes no direction, Royal Trust will vote with respect to the election of directors, the ratification of appointment of auditors and the two shareholder proposals, all shares of Common Stock allocated to the participant's accounts under the TCSP in proportion to instructions received from other TCSP participants.

     All such directions will be held in confidence.

                    OTHER MATTERS TO COME BEFORE THE MEETING

     The Board of Directors does not know of any matters which will be brought before the meeting other than those specifically set forth in the notice thereof. If any other matter properly comes before the meeting, it is intended that the persons named in and acting under the enclosed form of proxy or their substitutes will vote thereon in accordance with their best judgment.

                            SOLICITATION OF PROXIES

     All expenses incurred in connection with this solicitation will be borne by Textron. Textron may request banks and brokers to solicit their customers who have a beneficial interest in Textron's stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses of such solicitations. In addition to the use of the mails, solicitation may be made by employees of Textron by telephone, other electronic means and personal interview, without additional compensation for such services. Textron has retained D. F. King & Co., Inc. of New York, New York, a proxy soliciting organization, to solicit management proxies for the annual meeting. The fees of such organization in connection therewith are estimated to be $13,000, plus reasonable out-of-pocket expenses.

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Shareholder proposals intended to be presented at the 1999 annual meeting of shareholders must be received by Textron on or before November 12, 1998, for inclusion in the proxy statement and form of proxy relating thereto. Textron's By-Laws contain provisions which impose certain additional requirements upon shareholder proposals.

                                            By order of the Board of Directors,

                                            /s/ Frederick K. Butler
                                            Frederick K. Butler
                                            Vice President and
                                            Secretary

March 11, 1998

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE PROVIDED.

                                  TEXTRON INC.
P           PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
                 ANNUAL MEETING OF SHAREHOLDERS APRIL 22, 1998
R
     The undersigned hereby appoints James F. Hardymon, Lewis B. Campbell and
O Frederick K. Butler, or any one or more of them, attorneys will full power of substitution and revocation to each, for and in the name of the
X undersigned with all the powers the undersigned would possess if personally present, to vote the shares of the undersigned in Textron
Y Inc. as indicated on the proposals referred to on the reverse side hereof at the annual meeting of its shareholders to be held April 22, 1998, and at any adjournments thereof, and in their or his discretion upon any other matter which may properly come before said meeting.

     This card also constitutes voting instructions (i) to the Trustee under the Textron Savings Plan to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of Common Stock of Textron Inc. held by the Trustee under such Plan and (ii) to the Trustee under the Textron Canada Savings Plan to vote, in person or by proxy, all shares of Common Stock of Textron Inc. allocated to the account of the undersigned under such Plan, in each case as described in the proxy statement.

                                           (CHANGE OF ADDRESS/COMMENTS)

                                  ------------------------------------------

                                  ------------------------------------------

                                  ------------------------------------------

                                  ------------------------------------------
                                  (If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

                                                           ----------------
                                                              SEE REVERSE
                                                                  SIDE
                                                           ----------------

-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                 [TEXTRON LOGO]

                                 ANNUAL MEETING
                                       OF
                              TEXTRON SHAREHOLDERS

                         RHODE ISLAND CONVENTION CENTER
                         ------------------------------

                                One Sabin Street
                              Providence, RI 02903
                                 (401) 458-6000

     Please mark your
[x]  votes as in this
     example.

This proxy, when properly executed, will be voted as directed by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the nominees listed below, FOR proposal 2 and AGAINST proposals 3 and 4, or if this card constitutes voting instructions to a savings plan trustee, such trustee will vote as described in the proxy statement.

                THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES LISTED BELOW AND FOR PROPOSAL 2.
-----------------------------------------------------------------------------------------------------------------------------------

                 FOR*  WITHHELD FROM ALL           NOMINEES:                                             FOR    AGAINST    ABSTAIN
1. Election of   [ ]        [ ]                  Paul E. Gagne      2. Ratification of appointment
   Directors                                  James F. Hardymon        of independent auditors           [ ]      [ ]         [ ]
                                                 Dana G. Mead
                                               Thomas B. Wheeler

                                                                    The Board of Directors recommends that you vote
                                                                    AGAINST proposals 3 and 4.

                                                                    3. Shareholder proposal              [ ]      [ ]         [ ]
* Except vote withheld from the              CHANGE OF ADDRESS/        relating to Report on
  following nominee(s):                 [ ]  COMMENTS ON               Foreign Military Sales
                                             REVERSE SIDE.
                                                                    4. Shareholder proposal              [ ]      [ ]         [ ]
                                                                       relating to Executive
                                                                       Compensation

-----------------------------------------------------------------------------------------------------------------------------------

                                                      PLEASE SIGN EXACTLY AS NAME(S) APPEAR HEREON. JOINT OWNERS SHOULD
                                                      EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR,
                                                      TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.


                                                       -----------------------------------------------------------------

                                                       -----------------------------------------------------------------
                                                          SIGNATURE(S)                                             DATE

-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                 [TEXTRON LOGO]

                                 ANNUAL MEETING
                                       OF
                              TEXTRON SHAREHOLDERS


                           Wednesday, April 22, 1998
                                   10:30 a.m.


                         Rhode Island Convention Center
                                One Sabin Street
                            Providence, Rhode Island


                                IMPORTANT NOTICE
                                ----------------

                    IT IS IMPORTANT THAT YOU VOTE, SIGN AND
                  RETURN THE ABOVE PROXY AS SOON AS POSSIBLE.
                     BY DOING SO, YOU MAY SAVE TEXTRON THE
                      EXPENSE OF ADDITIONAL SOLICITATION.

                       [LETTERHEAD OF JAMES F. HARDYMON]




                                   March 1998



     Dear Fellow Participant:

          Textron's Annual Meeting of Shareholders will take place on April 22, 1998. As a participant in a Textron Savings Plan, you are entitled to instruct the Plan's Trustee as to how to vote your shares of Textron stock. YOUR VOTE IS IMPORTANT.

          Enclosed with this letter is the proxy statement for the meeting, along with our 1997 Annual Report to Shareholders and a voting card. Please complete your voting card and mail it in the enclosed envelope. If the Trustee does not receive this card by April 17, 1998, your shares will be voted in accordance with the provisions of the Plan.

          The subject of each proposal to be voted on is shown on the voting card and is explained in greater detail in the proxy statement. The Board of Directors recommends that you instruct the Trustee to vote FOR the election of the four nominees for Director listed in ITEM 1, and FOR ITEM
     2. The Board of Directors recommends that you instruct the Trustee to vote AGAINST ITEM 3 and AGAINST ITEM 4.

          Thank you for your continued support.

                                           Sincerely,

                                           /s/ JAMES F. HARDYMON





     Enclosures